Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2008 with respect to the consolidated financial statements of Image Sensing Systems, Inc. and subsidiaries appearing in the 2007 Annual Report of Image Sensing Systems, Inc. to its shareholders on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

July 3, 2008